               Exhibit 99.1

Lexmark reports first quarter results

LEXINGTON, Ky., April 24, 2007 - Lexmark International, Inc. (NYSE: LXK) today announced financial results for the first quarter of 2007. First-quarter revenue was $1.261 billion, down 1 percent compared to revenue of $1.275 billion last year. First-quarter earnings per share were $0.95. Earnings per share for the first quarter of 2007 would have been $0.96 excluding $0.01 per share restructuring-related charges. First-quarter 2006 earnings per share were $0.78. Earnings per share for the first quarter of 2006 excluding $0.31 per share restructuring-related charges and $0.06 per share pension curtailment gain would have been $1.03.

“While our results were in line with the guidance ranges we provided on our January call, we view this as a mixed quarter for Lexmark. Among the factors affecting our results were some strong positives, some challenges, and some investments we believe are necessary to continue to strengthen our competitive position and to position us for long-term growth," said Paul J. Curlander, Lexmark chairman and chief executive officer.

"On the positive side, highlights for the quarter included strong branded unit growth in the key focus segments of color laser, laser all-in-ones, and inkjet all-in-ones. Total branded hardware revenue was up year to year for the fourth straight quarter. We saw good revenue growth in our business market segment in both core hardware and supplies revenue. Branded inkjet units were up year to year, starting to recover after unit declines in 2006. Challenges included OEM unit sales that continued to be weak, declines in inkjet supplies sales, and hardware pricing that was fairly aggressive in both laser and inkjet markets," Curlander said.

"During the quarter we continued to step up our investments in brand development and R&D. Given the strength of our product line, we are now increasing our investment in demand generation in all customer segments. While these investments negatively impact results in the current quarter, we believe we will see the benefit from these investments in the future," said Curlander.

First-quarter 2007 business segment revenue of $737 million grew 7 percent year to year and consumer segment revenue of $523 million declined 11 percent compared to a year ago. First-quarter 2007 gross profit margin was 33.5 percent, the operating expense to revenue ratio was 23.9 percent, and operating income margin was 9.6 percent. First-quarter 2007 results include $2 million net restructuring-related pretax charges. This $2 million net impact is comprised of $1 million in cost of revenue and $1 million in operating expense.

First-quarter 2006 gross profit margin was 31.7 percent, the operating expense to revenue ratio was 22.2 percent, and operating income margin was 9.5 percent. First-quarter 2006 results include $50 million restructuring-related pretax charges and $10 million pretax pension curtailment benefit resulting in a net impact of $19 million in cost of revenue and $21 million in operating expense.

Excluding first-quarter restructuring-related charges and the first-quarter 2006 pension curtailment benefit:
•
First-quarter 2007 gross profit margin would have been 33.7 percent, up 60 basis points from 33.1 percent in the same period last year principally due to a reduction in inkjet hardware units partially offset by lower product margins.

•
First-quarter 2007 operating expense as a percentage of revenue would have been 23.9 percent, up 330 basis points from 20.6 percent in the same quarter last year driven by increased demand generation and product development investments.

•	First-quarter 2007 operating income margin would have been 9.8 percent, down 280 basis points from 12.6 percent last year reflecting R&D and demand generation investments to drive future sales.

First-quarter net cash provided by operating activities was $87 million. Capital expenditures for the quarter were $49 million. Lexmark repurchased approximately 2.7 million shares of its stock during the quarter for $165 million. The company’s remaining share repurchase authorization was about $295 million at quarter end. The company ended the quarter with $443 million in cash and marketable securities.

New products capitalize on important industry dynamics
Today, the company introduced an entire new line of products focused on the rapidly growing color laser segment. The company’s new color laser MFP line includes the X782e and the X940e family for business workgroups, and the X500n family for desktop users and smaller workgroups. The Lexmark C780n and the C935dn printer families are designed for business workgroups that need access to high-quality, reliable color printing technology at affordable prices. These new color lasers significantly increase Lexmark’s offerings in this important growth segment.

Lexmark continues to receive important industry recognition for its color laser products.
•	The Lexmark X500n and X502n MFPs announced today received Editor’s Choice recognition - the top award from independent reviewer Better Buys for Business.
•	The Lexmark C500n and the Lexmark C530dn recently ranked in the top five of PC World’s Top 10 Color Laser Printers list.
•	The Lexmark C530dn, C532n, and C532dn recently received “Excellent” ratings from CNET.com and the C532n was recently listed as one of the site’s favorite printers for under $500.
•	The Lexmark C770n recently received a four-star rating from PC Magazine.
•	The Lexmark C770 and C772 series recently received Editor’s Choice awards from Better Buys for Business.
•	The Lexmark C920 series was recently named Editor’s Choice by Better Buys for Business for the second year in a row.

Last week, the company announced that, with the introduction of its 2007 inkjet product line, Lexmark will offer the broadest, most affordable range of wireless printers in the market. The company believes that consumers are embracing wireless networking with the rapid adoption of wireless laptop computers and wireless routers. Demonstrating its commitment to leadership in wireless printing, eight out of Lexmark’s 12 new inkjet printers being introduced in 2007 will have wireless capabilities spanning four-in-one, three-in-one and single-function printer categories. Once Lexmark’s full 2007 line is available, it will include six inkjet printers with integrated wireless and two with optional wireless capability. Available in the second quarter are the Lexmark X4550 Wireless All-in-One, the Lexmark Z1420 Wireless Color Printer, and the Lexmark X3550 Color All-in-One with wireless as an optional feature. The remaining wireless offerings will be introduced and available later this year.

New solutions leverage Lexmark’s deep and proven industry expertise
The Lexmark Education Station announced today helps schools meet the requirements of the No Child Left Behind Act and builds on the company’s heritage of providing unique workflow solutions for education. Likewise, the Lexmark Clinical Assistant announced earlier in the quarter delivers Lexmark’s proven solutions for the health care industry in a unique way to help nursing and clinical staff with medical records management, physician order routing, card copying, and forms on demand. Both solutions utilize the company’s award-winning Lexmark X646dte monochrome laser MFP platform with unique capabilities easily accessed via the company’s intuitive eTask touchscreen interface.

Looking forward
In the second quarter of 2007, the company expects revenue to be down in the low- to mid-single digit percentage range year over year. It expects second-quarter 2007 EPS to be in the range of $0.82 to $0.92. EPS in the second quarter of 2006 were $0.74, or $1.09 excluding $0.35 per share restructuring-related charges.

Conference Call
The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EDT). A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations Web site at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 866-406-5369 (outside the U.S. by calling 973-582-2847) or the replay shortly afterward by calling 877-519-4471 (outside the U.S. by calling 973-341-3080) using access code 8650132. The telephone replay of the conference call will be available until 12 noon on Tuesday, May 1, 2007.

Supplemental information slides, including reconciliations between GAAP and non-GAAP financial measures, will be available on Lexmark’s investor relations Web site prior to the live broadcast.

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses and consumers in more than 150 countries with a broad range of printing and imaging products, solutions and services that help them to be more productive. In 2006, Lexmark reported $5.1 billion in revenue. Learn how Lexmark can help you get more done at www.lexmark.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties, including, but not limited to, the inability to meet customer product requirements on a cost competitive basis, aggressive pricing from competitors and resellers, entrance into the market of additional competitors focused on printing solutions, market acceptance of new products and pricing programs, the financial failure or loss of business with a key customer, reseller or supplier, increased investment to support product development and marketing, inability to perform under managed print services contracts, decreased supplies consumption, increased competition in the aftermarket supplies business, periodic variables in revenue and profitability, failure to successfully outsource the infrastructure support of information technology systems, failure to manage inventory levels or production capacity, weak economic conditions, unforeseen cost impacts as a result of new legislation, fees on the company’s products or litigation costs required to protect the company’s rights, inability to obtain and protect the company’s intellectual property and defend against claims of infringement and/or anticompetitive conduct, failure to execute planned cost reduction measures, reliance on international production facilities, manufacturing partners and certain key suppliers, disruptions at important points of exit and entry and distribution centers, changes in a country’s political or economic conditions, conflicts among sales channels, the failure of information technology systems, changes in the company’s tax provisions or tax liabilities, business disruptions, currency fluctuations, China’s revaluation of its currency, terrorist acts, acts of war or other political conflicts, or the outbreak of a communicable disease, and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

All prices, features, specifications and capabilities are subject to change without notice.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS (In Millions, Except Per Share Amounts) (Unaudited)

	Three Months Ended March 31
	2007	2006

Revenue	$1,260.6	$1,275.3
Cost of revenue (1)	837.8	871.5
Gross profit	422.8	403.8

Research and development	99.9	87.4
Selling, general and administrative	201.8	174.8
Restructuring and other, net (1)	-	21.1
Operating expense	301.7	283.3

Operating income	121.1	120.5

Interest (income) expense, net	(4.4)	(6.3)
Other expense (income), net	1.2	0.8

Earnings before income taxes	124.3	126.0

Provision for income taxes	31.9	39.8
Net earnings	$92.4	$86.2

Net earnings per share:
Basic	$0.96	$0.79
Diluted	$0.95	$0.78

Shares used in per share calculation:
Basic	96.5	109.8
Diluted	97.5	110.2

(1) Amounts for the three months ended March 31, 2006, included the impact of $49.6 million of restructuring-related charges. Restructuring-related charges of $18.7 million relating to accelerated depreciation on certain fixed assets were included in Cost of revenue. A $9.8 million pension curtailment gain was also included in Restructuring and other, net.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION (In Millions) (Unaudited)

	March 31 2007	December 31 2006
ASSETS

Current assets:
Cash and cash equivalents	$120.3	$144.6
Marketable securities	322.4	406.3
Trade receivables, net	601.2	584.3
Inventories	433.3	457.8
Prepaid expenses and other current assets	243.2	237.0
Total current assets	1,720.4	1,830.0

Property, plant and equipment, net	842.8	846.8
Other assets	173.8	172.2
Total assets	$2,737.0	$2,849.0

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$574.4	$600.3
Accrued liabilities	704.2	723.7
Total current liabilities	1,278.6	1,324.0

Long-term debt	149.8	149.8
Other liabilities	311.4	340.0
Total liabilities	1,739.8	1,813.8

Stockholders' equity:
Common stock and capital in excess of par	851.9	828.4
Retained earnings	727.2	627.5
Treasury stock, net	(454.7)	(289.8)
Accumulated other comprehensive loss	(127.2)	(130.9)
Total stockholders' equity	997.2	1,035.2
Total liabilities and stockholders' equity	$2,737.0	$2,849.0

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (Unaudited)

Earnings Per Share:		1Q07	1Q06
GAAP		$0.95	$0.78
Restructuring-related charges		0.01	0.31
Pension curtailment gain		-	(0.06)
Non-GAAP		$0.96	$1.03

1Q07:	Gross Profit Margin	Operating Expense to Revenue Ratio	Operating Income Margin
GAAP	33.5%	23.9%	9.6%
Restructuring-related charges	0.2%	-	0.2%
Non-GAAP	33.7%	23.9%	9.8%

1Q06:
GAAP	31.7%	22.2%	9.5%
Restructuring-related charges	1.4%	(2.4%)	3.9%
Pension curtailment gain	-	0.8%	(0.8%)
Non-GAAP	33.1%	20.6%	12.6%

		Earnings Per Share
Guidance:		2Q07	2Q06
GAAP		$0.82 to $0.92	$0.74
Restructuring-related charges		0.05	0.35
Accumulated translation gain upon Scotland liquidation		(0.05)	-
Non-GAAP		$0.82 to $0.92	$1.09

Note:  Management believes that presenting these measures is useful because they enhance shareholders' understanding of how management asseses the performance of the Company's businesses. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (Unaudited)

	Segment Operating Income

First Quarter (Dollars in Millions)	GAAP	Restructuring -Related (1)	Non-GAAP

2007
Business	$154	$-	$154
Consumer	64	(3)	61
Other	(97)	5	(92)
Total	$121	$2	$123

2006
Business	$147	$8	$155
Consumer	65	31	96
Other (2)	(92)	1	(91)
Total	$121	$39	$160

2007 vs. 2006 Comparison:
Business	4%	(5%)	(1%)
Consumer	-	(36%)	(36%)
Other	(6%)	5%	(1%)
Total	-	(23%)	(23%)

(1) 2007 Restructuring-related amounts are comprised of restructuring-related project costs of $6 million and a $4 million gain on the sale of the Rosyth, Scotland manufacturing facility.

(2) $10 million pension curtailment gain included in 2006 GAAP and Restructuring-related columns on "Other" line.

Note:  Management believes that presenting these measures is useful because they enhance shareholders' understanding of how management asseses the performance of the Company's businesses. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (Unaudited)

First Quarter (Dollars in Millions)	2007	2006

Gross Profit:
GAAP	$423	$404
Restructuring-related charges	1	19
Pension curtailment gain	-	-
Non-GAAP	$424	$422

Operating Expense:
GAAP	$302	$283
Restructuring-related charges	(1)	(31)
Pension curtailment gain	-	10
Non-GAAP	$301	$262

Operating Income:
GAAP	$121	$121
Restructuring-related charges	2	50
Pension curtailment gain	-	(10)
Non-GAAP	$123	$160

Net Earnings:
GAAP	$92	$86
Restructuring-related charges	2	34
Pension curtailment gain	-	(7)
Non-GAAP	$94	$113

Net Earnings:
GAAP	7.3%	6.8%
Restructuring-related charges	0.2%	2.6%
Pension curtailment gain	-	(0.5%)
Non-GAAP	7.5%	8.9%

Note:  Management believes that presenting these measures is useful because they enhance shareholders' understanding of how management asseses the performance of the Company's businesses. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

Totals may not foot due to rounding.